EXHIBIT 99.2
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                                                               October  23, 2003




Board of Directors
Fab Industries, Inc.
200 Madison Avenue
New York, New York 10016




Ladies and Gentlemen:

                  This letter sets forth a preliminary, non-binding indication of interest by certain senior management of Fab Industries, Inc. (the "Company") for the acquisition of the Company, as a going concern (the "Proposed Transaction").

                  The Proposed Transaction is supported by Samson Bitensky and Steven Myers (the "Purchaser Group"). The Purchaser Group presently owns or controls approximately 30% of the outstanding common stock of the Company.

                  Based on our review of the Company to date, the purchase price with respect to the Proposed Transaction will be $19,556,366 (which purchase price would represent $3.75 per share of common stock). The purchase price would be paid in cash at closing to the Company.

                  We contemplate that the Proposed Transaction would be effected pursuant to an asset purchase agreement providing for the purchase of all assets (including the stock of subsidiaries where applicable) of the Company and the assumption of all liabilities of the Company. The acquiror in the Proposed Transaction will be a special purpose entity to be formed by certain members of the Purchaser Group. The structure will be reviewed and may be adjusted in order to address tax issues.

                  The Proposed Transaction is contingent upon, among other things, (i) approval by a Special Committee of the Board of Directors of the Company and the Board of Directors of the Company, (ii) receipt by the Company of a fairness opinion rendered by an independent nationally recognized investment bank, (iii) the Company not making any further cash distributions to shareholders, (iv) the Company and/or the Purchaser Group reaching an agreement with the Pension Benefit Guarantee Corporation

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regarding the Fab Industries Inc. Hourly Employees' Pension Plan that is satisfactory to the Purchaser Group and (v) the negotiation and execution of definitive agreements providing for the acquisition of assets and assumption of liabilities as described above, including a mutually satisfactory asset purchase agreement. We would anticipate that the signing of the asset purchase agreement and closing would be simultaneous.

                  We recognize that the Company is currently pursuing a sale of the business. Our significant equity interest in the Company and our representation on the Company's Board of Directors and in the senior management of the Company provides us with a high level of familiarity with the Company and its operations and accordingly, we believe that we are uniquely positioned to proceed with a transaction in the best interests of the Company's stockholders on an expeditious basis.

                  This letter is not intended to be legally binding, and the Purchaser Group does not intend to be legally bound to any transaction with the Company until definitive agreements are fully executed and delivered.

                  We hope you share our enthusiasm for the Proposed Transaction and look forward to working with you.

                                        Very truly yours,

                                        /s/ Steven Myers
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                                        Steven Myers